Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 20, 2009	web: www.buckle.com

Contact	Karen B. Rhoads, Chief Financial Officer The Buckle, Inc. 308/236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended August 1, 2009 was $25.0 million, or $0.55 per share ($0.54 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended August 1, 2009 increased 13.6 percent to $192.9 million from net sales of $169.8 million for the prior year 13-week fiscal quarter ended August 2, 2008.  Comparable store net sales for the 13-week period ended August 1, 2009 increased 8.6 percent from comparable store net sales for the prior year 13-week period ended August 2, 2008.  Online sales (which are not included in comparable store sales) increased 39.0 percent to $10.1 million for the 13-week period ended August 1, 2009, compared to the 13-week period ended August 2, 2008.

Net sales for the 26-week fiscal period ended August 1, 2009 increased 18.9 percent to $392.6 million from net sales of $330.1 million for the prior year 26-week fiscal period ended August 2, 2008.  Comparable store net sales year-to-date for the 26-week period ended August 1, 2009 increased 13.1 percent from comparable store net sales for the 26-week period ended August 2, 2008.  Online sales (which are not included in comparable store sales) increased 56.4 percent to $21.8 million for the 26-week period ended August 1, 2009, compared to the 26-week period ended August 2, 2008.

Net income for the second quarter of fiscal 2009 was $25.0 million, or $0.55 per share ($0.54 per share on a diluted basis), compared with $22.3 million, or $0.49 per share ($0.48 per share on a diluted basis) for the second quarter of fiscal 2008.

Net income for the 26-week fiscal period ended August 1, 2009 was $51.9 million, or $1.14 per share ($1.11 per share on a diluted basis), compared with $41.0 million, or $0.91 per share ($0.88 per share on a diluted basis) for the 26-week fiscal period ended August 2, 2008.

General and administrative expenses for the prior year quarter and year-to-date periods ended August 2, 2008 are reported net of a $3.0 million gain from the involuntary conversion of one of the Company’s corporate aircrafts to a monetary asset upon receipt of the insurance proceeds.  The aircraft was destroyed by a tornado that hit the airport in Kearney, Nebraska.  This gain had a $0.04 per share after-tax impact on reported basic and diluted earnings per share for both the prior year quarter and year-to-date periods.

Earnings per share and the weighted average shares outstanding for the prior year quarter and year-to-date periods have been adjusted to reflect the impact of the Company’s 3-for-2 stock split paid in the form of a stock dividend on October 30, 2008.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter.  To participate in the call, please call (877) 531-2989 and reference the conference code 111545.  A replay of the call will be available for a two–week period beginning August 20, 2009 at 12:00 p.m. EDT by calling (800) 475–6701 and entering the conference code 111545.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 401 retail stores in 41 states.   As of the end of the fiscal quarter, it operated 401 stores in 41 states compared with 381 stores in 39 states at the end of the second quarter of fiscal 2008.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995;  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008

SALES, Net of returns and allowances	$192,906	$169,765	$392,603	$330,065

COST OF SALES (Including buying,
distribution, and occupancy costs)	110,628	99,497	223,622	194,175

Gross profit	82,278	70,268	168,981	135,890

OPERATING EXPENSES:
Selling	37,507	33,480	75,104	65,039
General and administrative	6,647	3,477	14,025	10,172
	44,154	36,957	89,129	75,211

INCOME FROM OPERATIONS	38,124	33,311	79,852	60,679

OTHER INCOME, Net	1,549	2,049	2,459	4,369

INCOME BEFORE INCOME TAXES	39,673	35,360	82,311	65,048

PROVISION FOR INCOME TAXES	14,679	13,084	30,455	24,055

NET INCOME	$24,994	$22,276	$51,856	$40,993

EARNINGS PER SHARE:
Basic	$0.55	$0.49	$1.14	$0.91

Diluted	$0.54	$0.48	$1.11	$0.88

Basic weighted average shares	45,640	45,346	45,585	45,076
Diluted weighted average shares	46,623	46,587	46,572	46,418

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	August 1,	January 31,	August 2,
ASSETS	2009	2009 (1)	2008

CURRENT ASSETS:
Cash and cash equivalents	$145,736	$162,463	$184,144
Short-term investments	17,288	19,150	22,760
Accounts receivable, net of allowance of $28, $46, and $24, respectively	6,719	3,734	5,012
Inventory	106,523	83,963	103,432
Prepaid expenses and other assets	18,865	17,655	16,486
Total current assets	295,131	286,965	331,834

PROPERTY AND EQUIPMENT:	286,136	264,154	239,639
Less accumulated depreciation and amortization	(154,023)	(147,460)	(141,840)
	132,113	116,694	97,799

LONG-TERM INVESTMENTS	65,448	56,213	71,880
OTHER ASSETS	4,650	5,468	4,930

	$497,342	$465,340	$506,443

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$42,546	$22,472	$48,218
Accrued employee compensation	19,748	40,460	16,501
Accrued store operating expenses	8,397	7,701	7,004
Gift certificates redeemable	6,986	10,144	5,814
Income taxes payable	2,042	8,649	7,097
Total current liabilities	79,719	89,426	84,634

DEFERRED COMPENSATION	5,761	4,090	4,830
DEFERRED RENT LIABILITY	35,886	34,602	34,607
Total liabilities	121,366	128,118	124,071

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 46,277,205 shares at August 1, 2009, 45,906,265
shares at January 31, 2009, and 30,651,343 shares at August 2, 2008	463	459	307
Additional paid-in capital	74,359	68,894	66,272
Retained earnings	302,169	268,789	316,769
Accumulated other comprehensive loss	(1,015)	(920)	(976)
Total stockholders’ equity	375,976	337,222	382,372

	$497,342	$465,340	$506,443

(1) Derived from audited financial statements.